Exhibit 99.1
For Immediate Release — July 28, 2010
Telular Corporation Reports Third Quarter 2010 Results
•	Total Recurring Service Revenue Up 22.7% Year-Over-Year

•	Company Increases Cash Balance to $24.6 million
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation, a global leader in connecting businesses and machines over wireless networks, today announced financial results for the third quarter ended June 30, 2010. In the third quarter, Telular reported revenue of $11.0 million and net income of $960,000, or $.06 per diluted share.
For the third quarter of 2010, net income before non-cash items increased to $1.8 million compared to $571,000 in the prior year period. Net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization and stock-based compensation expense to net income. For further information, see the reconciliation of this measure to net income in accordance with GAAP, on the last page of this press release.
In the third quarter of 2010, recurring service revenue grew sequentially from $6.8 million to $7.1 million, which also represents a 22.7% increase over the prior year period. This includes recurring service revenue of $6.7 million from Telguard and $370,000 from TankLink. There were over 18,000 new Telguard activations which were offset by a similar number of deactivations, of which 14,500 came from our largest security dealer customer as a result of its effort to purge previously cancelled accounts. Most of these deactivations related to end users who terminated their service with this dealer within the past three years, but whose Telguard service had not been terminated with Telular by the dealer. Telular expects this dealer to continue to have unusually high deactivation rates through the end of the fourth fiscal quarter as the planned account reconciliation is completed, after which overall churn is expected to normalize at an annualized rate of approximately 7%, a rate well below the security industry average. Telguard service revenue was able to grow sequentially even without increasing the subscriber base because units deactivated by this large dealer generate less revenue than new activations with other security dealers.

In the third quarter of 2010, Telular sold approximately 16,500 Telguard units resulting in Telguard product revenues of $2.6 million. At quarter end, there were 558,000 active Telguard accounts and 17,700 billable tanks monitored by TankLink.
Telular also announced today that it purchased approximately 86,000 shares under its stock repurchase plan during the fiscal third quarter, and has $4.7 million remaining under the previously authorized buy-back program.
“Our recurring revenue stream continues to grow each period, and we are very focused on continuing this trend,” commented Joe Beatty, president and chief executive officer of Telular Corporation. “Our newest Telguard product, the TG-1 Express, is being very well received, and our Telguard Advantage Program was launched July 1 with the goal of building customer loyalty and driving volume. I am pleased with the progress being made within our TankLink line of business as evidenced by our growing number of billable tanks and burgeoning potential in the CALA markets.”
Jonathan Charak, chief financial officer of Telular Corporation, added, “Through the third quarter, our net income and net income before non-cash items have already exceeded those amounts for the entire 2009 fiscal year. We expect our recurring service revenue for both Telguard and TankLink to continue its sequential growth. Moreover, based on recent results, we now expect to sell between 15,000 and 25,000 new Telguard units in the fourth quarter.”
Investor Conference Call
Telular’s quarterly conference call will be held today at 4:30 p.m. Eastern Time. To participate on the teleconference from the United States and Canada dial 800-762-9441 (International dial 480-629-9675). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations). A replay of the call will be available from Wednesday, July 28, 2010 beginning at 6:30 p.m. ET through Sunday, August 1, 2010 ending at 11:59 p.m. ET by dialing 800-406-7325 (enter pass code 4329707#) or internationally at 303-590-3030 (enter pass code 4329707#).

About Telular
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling devices such as phones, faxes, computers and commercial machinery to be connected using wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.
Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2009. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	June 30,	September 30,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$24,595	$17,904
Trade receivables, net	6,286	7,589
Inventories, net	5,737	7,803
Prepaid expenses and other current assets	299	273

Total current assets	36,917	33,569

Property and equipment, net	2,118	2,193
Other assets	4,548	4,563

Total assets	$43,583	$40,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$5,115	$4,903
Total stockholders’ equity	38,468	35,422

Total liabilities and stockholders’ equity	$43,583	$40,325

Outstanding shares	14,905,151	14,911,688
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net cash provided by (used in) continuing operations:
Net cash provided by operating activities	$7,415	$5,819
Net cash used in investing activities	(582)	(3,107)
Net cash used in financing activities	(142)	(9,012)

	6,691	(6,300)

Net cash provided by discontinued operations	—	3,333

Net increase (decrease) in cash and cash equivalents	$6,691	$(2,967)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Revenues
Net product sales	$3,948	$6,600	$15,072	$18,601
Service revenue	7,054	5,751	20,308	16,348

Total revenue	11,002	12,351	35,380	34,949

Cost of Sales
Net product cost of sales	3,310	5,099	12,460	13,848
Service cost of sales	2,704	2,540	8,101	7,348

Total cost of sales	6,014	7,639	20,561	21,196

Gross margin	4,988	4,712	14,819	13,753

Operating Expenses
Engineering and development expenses	1,044	1,142	3,552	3,655
Selling and marketing expenses	1,382	1,707	4,567	5,014
General and administrative expenses	1,659	1,337	4,640	4,451

Total operating expenses	4,085	4,186	12,759	13,120

Income from operations	903	526	2,060	633
Other income, net	99	77	276	231

Income from continuing operations before income taxes	1,002	603	2,336	864
Provision for income taxes	42	7	84	13

Income from continuing operations	960	596	2,252	851
Loss from discontinued operations	—	(557)	—	(397)

Net income	$960	$39	$2,252	$454

Income (loss) per common share:
Basic
Continuing operations	$0.06	$0.03	$0.15	$0.05
Discontinued operations	—	(0.03)	$—	$(0.02)

Net Income	$0.06	$—	$0.15	$0.03

Diluted
Continuing operations	$0.06	$0.03	$0.15	$0.05
Discontinued operations	—	(0.03)	$—	$(0.02)

Net Income	$0.06	$—	$0.15	$0.03

Weighted average number of common shares outstanding:
Basic	14,939,803	17,036,738	14,937,170	17,875,501
Diluted	15,325,862	17,143,022	15,351,480	17,927,219

Reconciliation of Non-GAAP Measures
We use net income before non-cash items as an additional measure of our operating performance. This measure is not recognized under generally accepted accounting principles. The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Net income	$960	$39	$2,252	$454
Non-cash compensation	529	267	1,275	1,176
Depreciation and amortization	293	265	852	791

Net income before non-cash items	$1,782	$571	$4,379	$2,421

Net income before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States. While we believe that net income before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation. Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.